As filed with the Securities and Exchange Commission on November 9, 2009

Registration No. 333- __________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
———————

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUAMTEL, INC.

(Exact name of registrant as specified in its charter)

Nevada	98-0233452
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
14911 Quorum Drive, Suite 140 Dallas, Texas	75254
(Address of Principal Executive Offices)	(Zip Code)

2009 CONSULTING SERVICES PLAN
(Full title of the plan)

Stuart Ehrlich

14911 Quorum Drive, Suite 140

Dallas, Texas 75254

972-361-1980

(Name, address and telephone number, including area code, of agent for service)

———————

Copies to:

Ronald L. Brown, Esq. Andrews Kurth LLP 1717 Main Street, Suite 3700 Dallas, Texas 75201 (214) 659-4469

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share	300,000 shares	$2.64	$792,000	$44.20

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from common stock splits, common stock dividends or similar transactions.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, based on the average of the high and low prices for the Company’s common stock reported in the consolidated reporting system on October 28, 2009, the last day on which shares of the Company’s common stock traded.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information. *

Item 2.

Registrant Information and Employee Plan Annual Information. *

*The document(s) containing the information specified in Part 1 of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The following documents previously or concurrently filed by Quamtel, Inc. (the “Company”) with the Commission are hereby incorporated by reference into this Registration Statement:

(a)

our Annual Report for the fiscal year ended October 31, 2008, filed with the Commission on Form 10-K on February 13, 2009, as amended by a Form 10-K/A filed with the Commission on September 21, 2009;

(b)

our Quarterly Reports for the fiscal quarters ended January 31, 2009 and April 30, 2009, filed with the Commission on Form 10-Q on March 16, 2009 and June 15, 2009, respectively, and our Quarterly Report for the fiscal quarter ended June 30, 2009, filed with the Commission on Form 10-Q on August 14, 2009, as amended by a Form 10-Q/A filed with the Commission on September 30, 2009;

(c)

our Current Report filed with the Commission on Form 8-K on August 3, 2009, as amended by a Form 8-K/A filed with the Commission on September 24, 2009, and our Current Report filed with the Commission on From 8-K on September 8, 2009;

(d)

our definitive proxy statement on Schedule 14C, filed with the Commission on August 17, 2009;

(e)

all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(f)

the description of our common stock, par value $.001 per share, contained in Annex A to the information statement on Schedule 14C, filed with the Commission on August 17, 2009.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered under the registration statement have been sold or that deregisters all securities remaining unsold at the time of the amendment. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that the statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, or in any document forming any part of the Section 10(a) prospectus to be delivered to participants in connection with, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

In this registration statement and each prospectus supplement relating hereto, unless otherwise specified, the terms “we,” “us” and “our” and “our company” refer to Quamtel, Inc., and its consolidated subsidiaries.

Item 4.

Description of Securities

The description of the Company’s capital stock contained in the Company’s Amended and Restated Articles of Incorporation, set forth in Annex A to the Company’s information statement on Schedule 14C and filed with the Commission on August 17, 2009, and the description of the capital stock set forth under the caption “Description of Securities” in the Company’s Current Report on Form 8-K and filed with the Commission on August 3, 2009, is hereby incorporated by reference.

Item 5.

Interests of Named Experts and Counsel

Not Applicable.

Item 6.

Indemnification of Directors and Officers

Article Eleven of the Company’s Restated Articles of Incorporation limits the liability of the Company’s directors and officers. It provides that no director or officer of the Company shall be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for: (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (2) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes (the “NRS”).

In addition, Article 11 of the Company’s Bylaws provides that the Company shall, to the maximum extent permitted by law, indemnify each officer and director against expenses, judgments, fines, settlements and other amount actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person in connection with any proceeding arising by reason of the fact that such person has served as an officer, agent or director of the Company, and may so indemnify any person in connection with any proceeding arising by reason of the fact that such person has served as an officer or director of the Company.

NRS 78.138(7) provides, with limited exceptions, that a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)

His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)

His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502 of the NRS permits the Company to indemnify its directors and officers as follows:

1.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)

Is not liable pursuant to NRS 78.138; or

(b)

Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)

Is not liable pursuant to NRS 78.138; or

(b)

Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court I which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

In addition, Section 78.751 of the NRS permits the Company to indemnify its directors and officers as follows:

1.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)

By the stockholders;

(b)

By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)

If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)

If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.

The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)

Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)

Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Item 7.

Exemption from Registration Claimed

Not applicable.

Item 8.

Exhibits

Exhibit	Description
4.1	Consulting Agreement dated August 20, 2009 by and between the Company and Warren Gilbert.
5.1	Opinion of Lionel Sawyer & Collins
23.1	Consent of Jewett, Schwartz, Wolfe & Associates
24.1	Power of Attorney (included in the signature page to this registration statement)

Item 9.

Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this undertaking do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 9th day of November, 2009.

QUAMTEL, INC.

By:	/s/ STUART EHRLICH
Stuart Ehrlich
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stuart Ehrlich such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, and any and all pre-effective and post-effective amendments thereto as well as any related registration statements (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STUART EHRLICH	Chief Executive Officer, Chief Accounting Officer, and Director (Principal Executive Officer and Principal Accounting Officer)	November 9, 2009
Stuart Ehrlich

/s/ GLADYS PEREZ	Director	November 9, 2009
Gladys Perez

QUAMTEL, INC.

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit	Description
4.1	Consulting Agreement dated August 20, 2009 by and between the Company and Warren Gilbert.
5.1	Opinion of Lionel Sawyer & Collins
23.1	Consent of Jewett, Schwartz, Wolfe & Associates
24.1	Power of Attorney (included in the signature page to this registration statement)